PRESS RELEASE

Threshold Pharmaceuticals Reports SECONd Quarter 2012 Financial AND OPERATIONAL Results

 SOUTH SAN FRANCISCO, CA – Aug 2, 2012 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the second quarter ended June 30, 2012. Revenue for the second quarter ended June 30, 2012 was $1.8 million. The operating loss for the second quarter ended June 30, 2012 was $2.9 million. The net income for the second quarter ended June 30, 2012 was $17.0 million, which included the operating loss of $2.9 million and non-cash income of $19.9 million related to the changes in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense). As of June 30, 2012, Threshold had $66.5 million in cash, cash equivalents and marketable securities, with no debt outstanding.

Threshold recognized revenue of $1.8 million in the second quarter of 2012, related to a $25 million upfront payment and $32.5 million in milestone payments earned during the first quarter of 2012, including a $20 million milestone payment for positive results from the randomized Phase 2 trial in pancreatic cancer, as part of the global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone is earned or received. To date the Company has received the $25 million upfront payment and the $20 million milestone payment. The remaining $12.5 million milestone payment will be paid at the end of 2012. Threshold could receive an additional $22.5 million in potential milestone payments that are independent of continued development of TH-302 in pancreatic cancer, in 2012.

The net income for the second quarter of 2012 was $17.0 million compared to a net loss of $7.9 million for the second quarter of 2011. Included in the net income for the first quarter of 2012 was non-cash income of $19.9 million compared to non-cash expense of $1.2 million in the second quarter of 2011. The non-cash income (expense) is related to the change in fair value of the Company’s outstanding and exercised warrants and was classified as other income (expense). Operating loss for the second quarter of 2012 was $2.9 million compared to $6.8 million for the second quarter of 2011. Research and development expenses were $2.9 million for the second quarter of 2012, compared to $5.1 million for the second quarter of 2011. The decrease in research and development expenses are primarily related to the $3.7 million reimbursement credit obtained as part of Merck’s 70% share of total TH-302 development funding under the Merck collaboration, partially offset by an increase of $1.0 million in employee related expenses and $0.5 million in clinical development expenses. General and administrative expenses were $1.8 million for the second quarter of 2012 versus $1.7 million for the second quarter of 2011. Non-cash stock-based compensation expense was $0.7 million for the second quarter of 2012 versus $0.2 million for the second quarter of 2011. The increase in stock-based compensation expense is due to the amortization of a greater number of options with a higher fair value.

For the six months ended June 30, 2012, cash provided by operating activities was $27.2 million. During the quarter ended June 30, 2012, the Company received approximately $2.3 million from the exercise of warrants to purchase approximately 1 million shares of common stock. As of June 30, 2012, Threshold had $66.5 million in cash, cash equivalents and marketable securities. The Company believes its cash, cash equivalents and marketable securities to be sufficient to fund the Company’s projected operating requirements for at least the next twelve months based upon current operating plans, milestone payment forecasts and spending assumptions.

170 Harbor Way, Suite 300, South San Francisco, CA 94080

Clinical Development Update

The Company is evaluating TH-302, the Company's hypoxia-targeted drug, in patients with various solid tumors and hematologic malignancies. The Company has several ongoing clinical trials of TH-302, including the most advanced "406 trial," a pivotal Phase 3, randomized controlled trial in combination with doxorubicin in patients with metastatic or locally advanced unresectable soft tissue sarcoma. The "404 trial" is a randomized Phase 2 trial investigating two dose levels of TH-302 in combination with gemcitabine versus gemcitabine alone in patients with advanced pancreatic adenocarcinoma. The "407 trial" is a Phase 1 monotherapy trial in patients with advanced leukemias. The “408 trial” is a Phase 1/2 trial exploring TH-302 monotherapy and in combination with bortezomib in patients with multiple myeloma. The “410 trial” is a Phase 1/2 trial in combination with sunitinib in patients with renal cell carcinoma, gastrointestinal stromal tumors or pancreatic neuroendocrine tumors. To date, across all clinical trials, TH-302 has been administered to more than 600 patients with cancer.

 Key accomplishments during the quarter were as follows:

•	Results from the Phase 2 “404 trial” studying TH-302 in patients with first-line advanced pancreatic cancer were presented at the AACR (American Association for Cancer Research) Annual Meeting in Chicago
•	Announced $20 million milestone payment from Merck KGaA for positive results from Phase 2 trial of TH-302 in pancreatic cancer
•	Presented two posters, one from the “406 trial” and one from the “407 trial,” at 2012 American Society of Clinical Oncology (ASCO) meeting in Chicago
•	Appointment of Robert Simon, as Senior Vice President of Regulatory Affairs

Key Milestones

The Company currently anticipates the following key clinical milestones for TH-302:

•	Report overall survival results and updated top-line efficacy analysis from the “404 trial” in the second half of 2012
•	Report interim results by year end 2012 from the “408 trial” and the “410 trial”
•	Provide an update in the first half of 2013 on the interim progression free survival futility analysis for the “406 trial”

About TH-302

TH-302 is a hypoxia-targeted drug candidate that was designed to be activated under extreme hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

170 Harbor Way, Suite 300, South San Francisco, CA 94080

TH-302 has been investigated in over 600 patients in Phase 1/2 clinical trials in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. In February 2012, Threshold signed a global license and co-development agreement with Merck KGaA, Darmstadt, Germany, with an option to co-commercialize TH-302 in the United States.

 About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, Threshold is building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit www.thresholdpharm.com.

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold's product candidates, anticipated milestones, clinical trials and anticipated results and announcements, potential therapeutic uses and benefits of TH-302 and financial results, estimates, projections and requirements, including anticipated and potential payments from Merck KGaA. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on May 3, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

170 Harbor Way, Suite 300, South San Francisco, CA 94080

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$1,797	$-	$2,049	$-

Operating expenses
Research and development	2,897	5,068	8,584	11,165
General and administrative	1,780	1,685	3,488	2,982
Total Operating Expenses	4,677	6,753	12,072	14,147

Loss from operations	(2,880)	(6,753)	(10,023)	(14,147)

Interest income (expense), net	29	12	30	15
Other income (expense) (1)	19,852	(1,182)	(88,539)	(2,121)
Net Income (loss)	$17,001	$(7,923)	$(98,532)	$(16,253)

Net income (loss) per common share
Basic	$0.31	$(0.16)	$(1.88)	$(0.38)
Diluted	$(0.04)	$(0.16)	$(1.88)	$(0.38)

Weighted-average shares used in per common
share calculation:
Basic	54,549	48,805	52,435	42,659
Diluted	63,494	48,805	52,435	42,659

(1) Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)	(1)
Assets

Cash, cash equivalents and
marketable securities	$66,535	$20,290
Collaboration Receivable	16,412	-
Prepaid expenses and other current assets	1,652	254
Property and equipment, net	684	543
Other assets	1,059	1,349
Total assets	$86,342	$22,436

Liabilities and stockholders' equity

Total current liabilities (2)	$13,421	$8,591
Deferred Revenue	48,263	-
Long-term liabilities (3)	76,032	9,362
Stockholders' equity (net capital deficiency)	(51,374)	4,483
Total liabilities and stockholders' equity	$86,342	$22,436

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $7.2M as of June 30, 2012
(3)	Includes as of June 30, 2012 and December 31, 2011, $75.8 million and $9.2 million of warrant liability, respectively.

###